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                                                                      EXHIBIT 13

                      JOINDER TO INVESTOR RIGHTS AGREEMENT

         This Joinder To Investor Rights Agreement (this "Agreement") is dated as of December 19, 2003 and is by and among Electric City Corp., a Delaware corporation (the "Company"), Augustine Fund LP, an Illinois limited partnership ("Augustine"), Technology Transformation Venture Fund, LP, a Delaware limited partnership ("TVP"), and John Donohue, an individual ("Donohue").

                              W I T N E S S E T H:

         WHEREAS, the Company is a party to that certain Investor Rights Agreement dated as of July 31, 2001, as amended (the "Existing Agreement") among the Company and the holders of its outstanding Series A Convertible Preferred Stock and CIT Capital Securities, Inc. (formerly named Newcourt Capital Securities, Inc.); and

         WHEREAS, Morgan Stanley Dean Witter Equity Funding, Inc. ("MSDW") and Originators Investment Plan, L.P. ("OIP"), as "Sellers", and Augustine, TVF and Donohue, as "Purchasers", are parties to that certain Securities Purchase Agreement, dated as of December 19, 2003, whereby MSDW and OIP have agreed to sell and Augustine, TVF and Donohue have agreed to purchase certain outstanding shares of the Company's Series A Convertible Preferred Stock, certain shares of the Company's Common Stock and certain warrants to purchase additional shares of the Company's Common Stock; and

         WHEREAS, it is a condition precedent to the obligations of each of Augustine, TVF and Donohue to purchase such securities from MSDW and OIP that the parties hereto enter into this Agreement and the Company is agreeable to the same; and

         NOW, THEREFORE, the Parties agree as follows:

         1. Definitions. All terms capitalized but not defined herein shall have the meaning attributable to such terms in the Existing Agreement, except where the context otherwise requires.

         2. Joinder. Each of the parties to this Agreement hereby agrees that from and after date hereof each of Augustine, TVF and Donohue shall be a party to and be bound by the Investor Rights Agreement as an Investor and a Holder thereunder (as such terms are defined therein).

         3. Representations. Each of Augustine, TVF and Donohue, severally for itself or himself only, hereby represents and warrants to the Company that this Agreement has been duly executed and delivered by Augustine, TVF or Donohue (as applicable) and constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Each of Augustine, TVF and Donohue hereby acknowledges that it or he has received a copy of the Existing Agreement.

         4.       Miscellaneous.

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                                                                      EXHIBIT 13

         (a) All terms, covenants, agreements, representations, warranties and undertakings in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

         (b) Changes in or additions to this Agreement may be made or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived, only in accordance with the provisions of the Existing Agreement.

         (c) This Agreement shall be governed and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws principles thereof.

         (d) This Agreement may be executed in two or more counterparts, all of which shall be deemed but one and the same instrument and each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Agreement shall be effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

         (e) The section and paragraph headings herein are for convenience only and shall not effect the construction hereof.

         (f) The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

[Balance of page intentionally left blank; signature pages follow.]

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                                                                      EXHIBIT 13

         IN WITNESS WHEREOF, the parties hereto have caused this Joinder To Investor Rights Agreement to be executed as of the day and year first above written.

ELECTRIC CITY CORP.                    TECHNOLOGY TRANSFORMATION
                                       VENTURE FUND, LP

By:____________________________        By:_______________________________
Name:__________________________        Name:_____________________________
Title:_________________________        Title:____________________________

AUGUSTINE FUND LP.

                                       __________________________________
By:____________________________        John Donohue
Name:__________________________
Title:_________________________

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